Blockchain Laboratories

Blockchain Laboratories is a web3 venture studio developing Impactful DeFi applications and ESG digital assets that have Triple Bottom Line ROI.


BLOCKCHAIN
Laboratories
Web 3.0 Venture Studio

Invest

$99 minimum investment

DEADLINE: April 21, 2023

in a month

SHARE PRICE
$0.20

TOTAL RAISED
$41,098

VALUATION
$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Blockchain Laboratories aims to build sustainable revenue models and high impact products and brings to market real world use cases of blockchain and distributed ledger technology (DLT).

We plan to tokenize and build smart contracts for multi trillion dollar markets. Based on Bloomberg analysis, ESG Assets are on track to reach $53 Trillion by 2025 (up from $37 Trillion).

We plan to build web3 software and systems in high value markets using innovative carbon neutral blockchain and DLT networks. We are working on DeFi, dApps, and Protocols in the voluntary carbon markets, forest conservation, real estate, and advertising. Blockchain Laboratories may make money from royalties and transactions from the web3 platforms that we build. Our founder developed "ESG NFTs" and was one of the first to issue digital assets representing rights to future CO2 sequestered from perpetually conserved forest land.

> "I'm passionate about delivering amazing ROI for People, Planet, Profit. At Blockchain Laboratories we are building and bringing to market multiple multi-billion dollar DeFi platforms that we believe has the potential to generate sustainable revenue streams for stakeholders and generate funding for SDG efforts."
>
> Boone Bergsma
> Founder, Blockchain Laboratories

SUCCESS TO DATE

- Tokenized an ESG NFT Pilot launch helping to generate $150k for forest conservation in 60 days.
- Received a Wave1 $25k & Wave2 $200k grant from XRPL to develop Carbonland Trust & DAO on XRPL
- August 2022 signed a $30k three month R&D retainer with Web3 Renewables, a company tokenizing solar generation data and Renewable Energy Certificates.

Won multiple hackathons with our MVPs:

- FinTech Nations Hackathon, *Winner of Track Digital Money*
- Human DeFi Haeck, *Winner of Best Prototype*
- Gitcoin Green NFT Hackathon, *Top 5 Finisher*

PROBLEM

The crypto industry is still in its infancy and tokenization and smart contracts potential have hardly been tapped. Most of the use cases in the market today are duplicates just called something different, and most NFTs' only use case is speculation and not real world impact.

Additionally, leading companies and startups all over the world are having a hard time finding skilled and experienced web3 agencies to work on their projects.

SOLUTION

Blockchain Laboratories is building impactful dApps on some of the most energy efficient blockchain and DLT networks. Our disruptive web3 platforms have the potential to rapidly scale funding for things like ecological restoration, and also bring radical transparency to things like the voluntary carbon markets. We are building web3 solutions in carbon credits and forest conservation and Carbonland Trust & DAO are our flagship ventures.

We use Triple Bottom Line principles

Triple Bottom Line is defined as an accounting framework that incorporates three dimensions of performance: social, environmental and financial. Additionally, it may include profitability and shareholder value and commitments to social, human, and environmental capital.

And we care about ESGs

ESG is a process to measure the sustainability of a company or investment in three specific categories: environmental, social, and governance. Socially responsible investing, ethical investing, sustainable investing, and impact investing are more terms relating to ESGs.


BLOCKCHAIN
Laboratories
Web 3.0 Venture Studio
carbonland · trust
CARBON REMOVAL
CREDITS
carbonland · DAO
NATURE PRESERVE
TIMESHARE

DeFi Protocols we are building at Blockchain Laboratories:

We are using DeFi to potentially bring trust, transparency, and inclusive funding to high-impact markets.

- **Carbonland Trust** – Carbon Credit Tokenization/Voluntary Carbon Markets
- **Carbonland DAO** – Forest Preservation/Ecotourism/Voluntary Carbon Markets

We believe Blockchain Laboratories' web3 solutions will be some of the most impactful and profitable digital asset use cases in history.

carbonland · trust

CARBON REMOVAL CREDITS

Holds conservaton easements and does MRV on those properties. Issues Carbon Removal Credits (CRC) based on yearly MRV data. Issues CRC.

Carbonland Trust CRC

Every Carbon Removal Credit represents 1 ton of CO_2 that has been sequestered by forest land and that has been put into perpetual conservation.

- Can be traded on DEXs
- Can be purchases as NFT for a Term
- Can be retired/burned for a Certificate of Carbon Removal NFT that can be used for offset reporting purposes.


CARBON REMOVAL CREDIT

Please visit CarbonlandTrust.com to learn more about our Carbon Removal Credits.

carbonland · DAO

NATURE PRESERVE TIMESHARE

Owns forest land that it protects perpetually to create outdoor recreational areas funded by carbon removal credit sales. Issues CDAO.

Carbonland DAO Governance Token

CDAO Governance Token represents a sqft area of forest land that has been put into perpetual conservation by proceeds from CDAO sales. Every CDAO is counted as a vote in voting on governance proposals of Carbonland DAO.

- Can be used to vote where conservation efforts occur.
- Can be burned to reserve time in Carbonland DAO's nature preserves.



Please visit CarbonlandDAO.com to learn more about our Nature Preserve Timeshare

BUSINESS MODEL

We plan to make money from royalties and from transactions on the platforms we build at Blockchain Laboratories. Our strategy is to have a robust portfolio of impactful ESG DeFi Protocols, ESG Decentralized Applications, and ESG Digital Assets on multiple of the leading blockchains and DLTs. Our royalties and transaction-based revenue model may enable long-term sustainability by building dApps and digital assets in multiple verticals and industries. We plan to have diversified income streams. We also plan to license/whitelabel our web3 technology platforms to other companies and partners.

> **"The last few years has seen huge growth in ESG and climate-themed financial products on global markets, with the funds offered growing to a total value of $1.7 trillion in 2020."**
>
> ---
> *InfluenceMap.org*

MARKET

Brands and Investors are Engaging in Climate Action and ESGs

Since we plan to make money on transactions of digital assets we create, such as Carbon Removal Credits and Forest Preservation Tokens, we have multi markets that our web3 solutions plan to sell into.


carbonland · DAO
ADRESSABLE MARKETS
carbonland · trust
$125 Trillion
Ecosystem Services Market
$1 Trillion
Climate Market
Sources: Financialexpress.com, Climatebonds.net, Sciencedirect.com

> "Global ESG assets are on track to exceed $53 trillion by 2025, representing more than a third of the $140.5 trillion in projected total assets under management. Assuming 15% growth, half the pace of the past five years, ESG assets under management could climb to more than a third of the projected $140.5 trillion global total by 2025. ESG assets are on track to reach $53 trillion, based on our analysis, up from $37.8 trillion by year-end. They jumped to $30.6 trillion in 2018 from $22.8 trillion in 2016."
>
> Bloomberg.com
>
> ---

Commitments from some of the largest businesses in the world create potential for massive demand for our products, solutions, services now and in the future.

Global demand for voluntary carbon credits could increase by a factor of 15 by 2030 and a factor of 100 by 2050.

Voluntary demand scenarios for carbon credits, gigatons per year



Up to 100×
<7.0–13.0
Commitments to date[1]
TSVCM[2] survey
NGFS[3] scenarios
NGFS "immediate action" 1.5°C pathway with carbon-dioxide removal[3]
3.0–4.0
~15×
~1.5–2.0
2.0
1.0
0.1
0.2
2020
2030
2050

[1]These amounts reflect demand established by climate commitments of more than 700 large companies. They are lower bounds because they do not account for likely growth in commitments and do not represent all companies worldwide.
[2]TSVCM = Taskforce on Scaling Voluntary Carbon Markets. These amounts reflect demand based on a survey of subject-matter experts in the TSVCM.
[3]NGFS = Network for Greening the Financial System. These amounts reflect demand based on carbon-dioxide removal and sequestration requirements under the NGFS's 1.5°C and 2.0°C scenarios. Both amounts reflect an assumption that all carbon-dioxide removal and sequestration results from carbon credits purchased on the voluntary market (whereas some removal and sequestration will result from carbon credits purchased in compliance markets and some will result from efforts other than carbon-offsetting projects).
Source: NGFS; TSVCM; McKinsey analysis

McKinsey & Company

We believe that carbon credits is a big business; the market-volume estimation around 2030 will be around $30B- $50B annually and is expected to keep rising exponentially. Opportunity in the carbon offsets space has been growing fast; TAM is expected to grow 100x in the next 8.5 years due to the public's increasing attention to climate goals.

> "Frontier is an advance market commitment to buy an initial $925M of permanent carbon removal between 2022 and 2030. It's funded by Stripe, Alphabet, Shopify, Meta, McKinsey, and tens of thousands of businesses using Stripe Climate."
>
> FrontierClimate.com
>
> ---

We have designed ESG principles and Sustainable business models into all our web3 solutions to help other brands reach their goals while generating impact and ROI.

> "At least one-fifth of the world's largest 2,000 public companies has now committed to meet net-zero targets by mid-century or sooner."
>
> ECIU.net
>
> ---


41 The time has come: The KPMG Survey of Sustainability Reporting 2020
Majority of companies worldwide have carbon targets in place
The survey shows a notable increase since 2017 in the number of companies disclosing carbon reduction targets. Two-thirds of N100 companies and three-quarters of G250 companies now do this. Any leading company that does not yet report carbon targets is now clearly out of step with global good practice.
On a sectoral level, companies in the automotive, mining, utilities, and technology, media and telecommunications industries lead with 70 percent or more of N100 companies disclosing carbon targets. Companies in the healthcare sector are trailing, with less than half (40 percent) disclosing targets to reduce their carbon emissions.
Companies disclosing carbon reduction targets in their reporting
N100
2017 50%
2020 65%
+15
Base: 3,983 N100 companies that report on sustainability
G250
2017 67%
2020 76%
+9
Base: 239 250 companies that report on sustainability
Source: KPMG Survey of Sustainability Reporting 2020
Companies disclosing carbon reduction targets in their reporting: N100 by sector
Automotive 71% 80%
Mining 45% 72%
Utilities 48% 71%
Technology, Media & Telecommunications 61% 70%
Oil & Gas 45% 69%
Food & Beverages 50% 69%
Industrials, Manufacturing & Metals 48% 68%
Transport & Leisure 45% 64%
Construction & Materials 52% 63%
Forestry & Paper 65% 63%
Retail 46% 63%
Chemicals 59% 62%
Personal & Household Goods 60% 60%
Financial Services 38% 57%
Healthcare 43% 40%
Base: 3,983 N100 companies that report on sustainability
Source: KPMG Survey of Sustainability Reporting 2020
2017 2020
KPMG
© 2020 Copyright owned by one or more of the KPMG International entities. KPMG International entities provide no services to clients. All rights reserved.

"BlackRock, Vanguard and State Street's investing unit, State Street Global Advisors, have said they will vote against directors of companies that fail to act on matters including workforce diversity and climate change. . .We continue to see these issues becoming increasingly financially material," said Ben Colton, global head of asset stewardship at State Street Global Advisors, which oversees about $4 trillion."

Bloomberg.com

"In fact, the members of the Net Zero Asset Owners Alliance and Net Zero Asset Managers Initiative now collectively represent $50 trillion in assets under management. As these investors search for opportunities to invest in climate solutions and decarbonise portfolios, they will invariably look for technological transformations in energy, industry, and transport. But what is less understood by investors is that there is no credible pathway to net zero without an investment transformation in forestry and land use."

CFA Society United Kingdom

PRESS

> **Yahoo! Finance**

CarbonlandDAO and Trust ESG NFTs Protect Forest Biodiversity and Generates Carbon Removal Credits

> **Newswires EIN**

Blockchain Laboratories' Carbonland Trust Protocol is winner of Wave2 XRP Ledger Grant

TEAM

Blockchain Laboratories is at the forefront of innovation in smart contracts, tokenization, and decentralized data. As a leading innovator in ESG digital assets, we may have a competitive advantage with our technology licensing.

We continue to learn about the latest development frameworks and token taxonomies and strive to be global leaders in Web3 ESG software solutions.



Boone Bergsma

Web3 Architect/CEO

Boone Bergsma is experienced in sustainability, ESGs, and has been in the Corporate Social Responsibility(CSR) industry for 12 years. Boone strategically started Blockchain Laboratories to create and launch the next generation of ESG web3 platforms that have Triple Bottom Line ROI.



Denis Angell

Web3 Engineer

Denis Angell is an XRPL Defi Engineer with 6 years of experience on the XRP Ledger, 4 years experience with EVM smart contracts and a graduate degree in Finance. He is the leader of SciTech at Blockchain Laboratories and is focused on the tokenization of real world assets.



Wai Fung

Web3 Engineer

Wai has hands-on experience building smart contracts and decentralized applications. Wai is a Software engineer, decentralized application architect, and certified Blockchain developer. His expertise in smart contracts and decentralized applications development are bringing interoperability to our DApps & DeFi.



Georg Theodor Jänchen

Product Design

Georg is a Product Designer with skills in UX/UI Design, Brand Design, Industrial Design, Product Strategy ,Co-creational Design Research, Workshop Planning & Facilitation. And recently finished a MA Eco Social Design at Free University Bolzano, Italy.



Guillermo Mondelli

UI/UX Design

Guilermo is a strategic product and service designer focused on sustainability and user experience. He is an expert in designing web3 interfaces that make users' journey with DeFi and DApps enjoyable and easy to understand.



Andrew Sousa

Business Development

Andrew is dedicated to scaling Blockchain Laboratories ventures, and plans to help drive Carbonland's growth to billions of dollars in yearly revenue in the future. Andrew is currently building our commission based sales program.



Sam Arboleda

Business Development

Sam has a background in real estate and a strong interest in NFTs, crypto and blockchain technologies. He is passionate about building partnerships and sales pipelines for all of our web3 solutions.

> "Any climate solutions, including carbon offsets, that don't also protect natural ecosystems and halt the rapid loss of biodiversity are a failure. Globally, we are experiencing the sixth cataclysmic extinction event in history, this one caused by humans. In Canada alone, we have experienced a 68% average decline of birds, amphibians, mammals, fish and reptiles since 1970, a loss that is estimated will be a US$10-trillion hit to the world economy by 2050 under our current "business-as-usual" trajectory. We need nature-based solutions, including carbon offset programs, that directly address habitat loss and destruction of ecosystem services. Otherwise we're still losing the battle."
>
> Corporate Knights

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Team Payroll	$250,000	50.0%
IP/Legal	$100,000	20.0%
Marketing	$100,000	20.0%
Accounting/Admin	$25,500	5.1%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Blockchain Laboratories, Inc.. This offering must raise at least $10,000 by April 21, 2023 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Blockchain Laboratories may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

52,500,000 shares
× $0.20 per share

$10,500,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 12, 2022
- Form C/A on October 11, 2022
- Form C/A on November 30, 2022
- Form C/A on January 31, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jan 31, 2023	•	Filed Form C/A
Nov 30, 2022	•	Filed Form C/A
Oct 11, 2022	•	Filed Form C/A
Aug 12, 2022	•	Primary offering of 2,500,000 shares at $0.20
Aug 12, 2022	•	Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270